EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$114,258,097 (1)	0.01102%	$12,591.24 (2)

Fees Previously Paid			$12,591.24 (2)

Total Transaction Valuation	$114,258,097 (1)

Total Fees Due for Filing			$12,591.24

Total Fees Previously Paid			$12,591.24

Total Fee Offsets

Net Fee Due			$0.00
(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of July 31, 2023. The fee of $12,591.24 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on September 20, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation.